Exhibit 10.26

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Execution Version

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of March 12, 2021 (the “Effective Date”) by and between Erasca, Inc., a Delaware corporation (“Buyer”), and EMERGE LIFE SCIENCES, PTE. LTD., a private company incorporated in Singapore (“Seller”).

INTRODUCTION

1. Buyer desires to purchase, and Seller wishes to sell, all of Seller’s right, title and interest in and to the Acquired Assets (as defined below), all for the consideration and upon the terms set forth in this Agreement.

2. Except as otherwise defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in ARTICLE VIII.

NOW THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement, the Parties agree as follows.

ARTICLE I

ASSET PURCHASE

1.1 Purchase and Sale of Acquired Assets. Upon and subject to the terms and conditions of this Agreement, effective on the Effective Date, Buyer shall purchase from Seller, and Seller shall sell, transfer, convey, assign and deliver to Buyer, for the consideration specified below in this ARTICLE I, all of Seller’s right, title and interest in, to and under the Acquired Assets (the “Closing”).

1.2 Purchase Price. The Purchase Price to be paid by Buyer for the Acquired Assets shall be as follows:

(a) USD $2,000,000 payable by wire transfer in immediately available funds on the Effective Date in accordance with wire instructions provided by Seller; and

(b) 600,000 shares of Buyer’s common stock, to be issued on the Effective Date pursuant to and in accordance with the Stock Issuance Agreement attached hereto as Exhibit B.

1.3 Further Assurances. At any time and from time to time after the Effective Date until the date that is 180 days after the earlier completion or termination of the Studies (as defined in Section 4.1), at the request of Buyer and without further consideration, Seller shall reasonably cooperate and consult with Buyer in the ongoing preparation, filing and prosecution of the Subject Patents Rights; provided, however, that the foregoing shall be limited to reviewing and providing advice on the foregoing, and excludes any drafting of documents or incurrence of costs, fees or expenses by Seller. At any time and from time to time after the Effective Date, at the request of Buyer and without further consideration, Seller shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as Buyer may reasonably request to the extent necessary to effectively transfer, convey and assign to Buyer Seller’s right, title and interest in the Acquired Assets. Notwithstanding anything to the contrary herein, Buyer will prepare any such additional instruments or documents necessary to assign, convey or transfer the Acquired Assets (including the Subject Patent Rights) and bear all costs and expenses (including filing fees) associated with such assignment and transfer.

1.4 Excluded Assets. Other than the Acquired Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Acquired Assets.

1.5 [***] Agreement.

(a) Seller has provided to Buyer a true and correct copy of the [***] Agreement. Buyer hereby indemnifies [***] from and against all claims, threats, loss, liabilities, damages, fees or expenses arising from the Buyer’s use of the Invention (as defined in the [***] Agreement).

(b) Buyer hereby acknowledges and agrees that [***] retains [***].

(c) Buyer hereby acknowledges that the Subject Intellectual Property does not include any improvements, enhancements, derivatives or other modifications of the Invention owned by [***] after the date of the [***] Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE II are true and correct as of the Effective Date.

2.1 Organization, Qualification and Corporate Power. Seller is a private company duly organized, validly existing and in good standing under the laws of Singapore. Seller has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Seller is not in default under or in violation of any provision of its Certificate of Incorporation or by-laws.

2.2 Authorization of Transaction. Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.3 Consents and Approvals. No notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any Governmental Entity, is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby.

2.4 Noncontravention. Neither the execution and delivery by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of Seller, (b) other than Seller’s payment obligations as set forth in the Inventor Agreement and [***] Agreement, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Seller is a party or by which Seller is bound or to which any of its assets is subject, (c) other than the [***] to [***] as provided in the [***] Agreement, result in the imposition of any Security Interest upon any of the Acquired Assets or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of the Acquired Assets, in each case other that would materially and adversely affect the Acquired Assets.

2.5 Subject Intellectual Property.

(a) Exhibit A hereto sets forth an accurate and complete list, as of the date hereof, of the Acquired Assets. Other than the non-exclusive non-commercial license to [***] as provided in the [***] Agreement, Seller solely owns all right, title and interest to, free and clear of any Security Interest other than Permitted Liens, the Subject Intellectual Property, and the patent rights therein or related thereto including the patent rights in and to the Subject Antibodies. Seller is not subject to any proceeding or outstanding decree, order, judgment or stipulation resulting from the resolution of a dispute restricting in any manner the use, enforceability, transfer or licensing by the Seller of any item of Subject Intellectual Property.

(b) There is no pending or, to the Knowledge of Seller, threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) action, suit, claim or proceeding before any court, government agency or arbitral tribunal in any jurisdiction challenging the use, ownership, validity, enforceability or registerability of any Subject Patent Rights or Subject Trademarks, (nor does Seller have any knowledge of any basis therefor). Seller is not a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from any action, suit, claim or proceeding which permits any Third Party to use any Subject Patent Right or Subject Trademark.

(c) To the Knowledge of Seller, the research, development and commercial exploitation of the Subject Antibodies does not and will not infringe, misappropriate, or otherwise violate any intellectual property or other proprietary right owned by any Third Party. There is no pending or, to the Knowledge of Seller, threatened (and at no time within the two years prior to the date of this Agreement has there been pending or, to the Knowledge of Seller, threatened any)

action, suit, claim or proceeding to which Seller is a party (or, to the Knowledge of Seller, to which Seller is not a party), and Seller has not received any written complaint, claim, demand or notice from any Third Party, alleging that the Subject Antibodies or their manufacture or use infringes, misappropriates, or otherwise violates or constitutes the unauthorized use of, or will infringe, misappropriate, or otherwise violate or constitute the unauthorized use of, the intellectual property or other proprietary right of any Third Party (nor does Seller have Knowledge of any basis therefor). Seller is not a party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any action or process which (i) restricts Seller’s rights to use any Subject Intellectual Property, or (ii) requires any future payment by Seller. Seller has not received any written or, to Seller’s knowledge, oral communication from any Third Party offering to license to Seller any intellectual property purported to claim or cover the Subject Antibodies or their manufacture or use or claiming that Seller must license or refrain from using any intellectual property or other proprietary rights of any Third Party with respect to the Subject Antibodies or their manufacture or use.

(d) To the Knowledge of Seller, no Third Party is infringing, misappropriating, or otherwise violating or engaged in the unauthorized use of any Subject Intellectual Property, and no actions, suits, claims or proceedings have been brought against any Third Party by Seller alleging that a Third Party is infringing, misappropriating, or otherwise violating or engaged in the unauthorized use of any Subject Intellectual Property.

(e) All Subject Patent Rights and Subject Trademarks (i) are currently in compliance in all material respects with all applicable laws and other legal requirements (including, as applicable, application, registration and maintenance requirements, such as the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Subject Trademarks, and the payment of filing, examination and annuity and maintenance fees with respect to patents); and (ii) are not subject to any maintenance fees or actions falling due prior to March 31, 2021. No Subject Trademark is currently involved in any opposition or cancellation proceeding to which Seller is a party (or, to the Knowledge of Seller, to which Seller is not a party) and, to the knowledge of Seller, no such action has been threatened with respect to any such Subject Trademarks. To the Seller’s Knowledge, no Subject Patent Rights owned by Seller are currently involved in any interference, reissue, re-examination, post-grant examination or opposition proceeding and no such action has been threatened with respect to any such Subject Patent Rights.

(f) All of the Subject Intellectual Property which was developed by an employee or consultant of the Seller (i) has been assigned to the Seller by said employee or consultant through a valid assignment document, or (ii) was developed by said employee or consultant working within the scope of his or her employment or consultancy at the time of such development so that the Subject Intellectual Property became the exclusive property of the Seller pursuant to a valid executed agreement. To the extent that any Subject Intellectual Property has been developed or created by a Third Party for the Seller, other than the non-exclusive non-commercial license to [***] as provided in the [***] Agreement, Seller has obtained ownership of and is the exclusive owner of such Third Party’s Intellectual Property developed or created for the Seller.

(g) Other than with respect to Seller’s payment obligations as set forth in the Inventor Agreement and [***] Agreement, neither the execution of this Agreement nor the consummation by Seller of the transactions contemplated by this Agreement will result in any violation, loss or impairment of, or payment of any additional amounts with respect to, any Subject Intellectual Property, nor require the consent of any Governmental Entity or Third Party with respect to any Subject Intellectual Property. Other than the [***] to [***] as provided in the [***] Agreement, Seller is not a party to any contract, agreement or other arrangement under which a Third Party would have or would be entitled to receive a license or any other right to any Subject Intellectual Property any other property or assets of Buyer or any of Buyer’s Affiliates as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE III are true and correct as of the Effective Date.

3.1 Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Buyer is not in default under or in violation of any provision of its Certificate of Incorporation or by-laws.

3.2 Authorization of the Transaction. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes valid and binding obligations of Buyer, enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3 Noncontravention. Neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of Buyer, (b) require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Buyer is a party or by which it is bound or to which any of its assets is subject or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

3.4 Investigation; No Additional Representations. Buyer acknowledges and agrees that: (a) it has completed to its satisfaction its own due diligence review with respect to the Acquired Assets and it is entering into the transactions contemplated by this Agreement based on such investigation and, except for the specific representations and warranties made by Seller in ARTICLE II, it is not relying upon any other representation or warranty of Seller or any Affiliate, officer, director, employee, consultant, agent, advisor or other representative thereof, nor upon the completeness or accuracy of any other information, record, projection or statement made available or given to Buyer in the performance of such investigation (or any omissions therefrom), (b) it has had access to its full satisfaction to such information as it has requested, and (c) it has had such opportunity to seek accounting, legal, tax or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit. The foregoing acknowledgment regarding Buyer’s due diligence review and access to advisors and information, however, does not modify, limit or otherwise alter the representations and warranties made by Seller in ARTICLE II or Buyer’s recourse for any breach of such representations and warranties. Notwithstanding anything to the contrary contained herein, (i) neither Seller nor any Affiliate, officer, director, employee, consultant, agent, advisor or other representative thereof shall be deemed to make to Buyer any representation or warranty, expressed or implied, written or oral, other than as expressly made by Seller in ARTICLE II and (ii) neither Seller nor any Affiliate, officer, director, employee, consultant, agent, advisor or other representative thereof makes any representation or warranty to Buyer (including, with respect to the accuracy or completeness thereof) with respect to (A) any projections, estimates or budgets, (B) the performance of any of the Subject Antibodies or (C) any other information or documents (financial or otherwise), other than as expressly made by Seller in ARTICLE II.

ARTICLE IV

SELLER AND BUYER OBLIGATIONS

4.1 Studies. Seller shall, directly or through its Affiliates, portfolio companies or other subcontractors, conduct the studies set forth on Exhibit C regarding the Subject Antibodies (the “Studies”), as Exhibit C may be amended upon mutual written agreement of the Parties after the Effective Date. Seller shall provide the personnel, materials, equipment and other resources reasonably required to conduct the Studies. Seller shall use its commercially reasonable efforts to conduct the Studies in a timely manner and in accordance with reasonable scientific and professional standards, and in compliance with all requirements of applicable laws, regulations and current good laboratory practices. Notwithstanding anything to the contrary, Seller will have no obligation to take any action set forth in this Section 4.1 (Studies) that is not both (a) covered by the Budget and (b) for which any and all requisite fees, costs and expenses are paid for in advance by Buyer. In addition to the terms and conditions in this Article IV, the Parties agree to comply with the terms and conditions provided in Exhibit D of this Agreement for the conduct of the Studies and in the event of a conflict between Exhibit D and this Article IV, the terms of Exhibit D will prevail.

4.2 Results. Seller shall promptly provide to Buyer all data, results, inventions, improvements and other Intellectual Property resulting directly from and related to the Subject Antibodies that are created, conceived or reduced to practice during the course of the Studies (the “Results”); provided, however, that the “Results” shall not include, and Seller shall not provide to Buyer any Seller’s Background IP. Buyer shall solely own the Results and Seller shall assign and hereby assigns to Buyer all of its right, title and interest in and to the Results. Seller shall, at Buyer’s sole cost and expense, take such actions as are reasonably requested by Buyer to perfect Buyer’s interest in the Results.

4.3 Budget. Buyer shall pay to Seller the funding for the Studies in accordance with the budget and timeline set forth on Exhibit C and Exhibit D (the “Budget”). To the extent Seller incurs, or reasonably expects to incur, any costs, fees or expenses in excess of the Budget from time to time (“Excess Costs”), Seller shall notify Buyer, and if Buyer (at its sole discretion) approves in writing such Excess Costs, then such Excess Costs shall thereafter be deemed added to the Budget. To the extent Seller believes any adjustment should be made to the timeline for the Studies from time to time, Seller shall notify Buyer, who shall promptly approve any such reasonable adjustments to such timeline, which shall thereafter be deemed adjusted in the Budget. Notwithstanding anything to the contrary in this Agreement, Seller shall be under no obligation to incur any fees, costs or expenses in connection with the Studies that have not been paid in advance by Buyer.

4.4 Consulting. Seller shall make each [***] and [***] available to consult with Buyer for the further development of the Subject Antibodies pursuant to a mutually agreed upon consulting agreement.

4.5 Exclusivity. Seller agrees, on behalf of itself and its Affiliates, not to: (a) [***] nor (b) authorize, assist or otherwise enable any Third Party to do any of the foregoing, in each case within [***] years from the Effective Date. Notwithstanding the foregoing, Seller will not be restricted from [***] only.

4.6 Restrictions on Platform Technology Use. Buyer agrees, on behalf of itself and its Affiliates not to disclose or use Seller’s Confidential Information to generate, develop, manufacture or commercialize any[***].

ARTICLE V

ADDITIONAL ANTIBODIES

5.1 Option. At any time after twelve (12) months from the Effective Date and no later than three (3) years from the Effective Date, if Buyer has reasonably determined that none of the Subject Antibodies should be taken into human clinical trials based solely on clear and convincing evidence regarding either the safety or efficacy or CMC (including manufacturing and scalability) of such Subject Antibodies (and not on any economic or other considerations), then Seller hereby grants to Buyer an option (the “Option”) to select another antibody developed and solely owned by Seller to develop and commercialize products incorporating the antibody in any field of use, if any, and that is not the subject of a license, collaboration or option to a third party or any other restriction that would prohibit, prevent, restrict or impede Seller’s ability to assign or transfer the foregoing to Buyer in accordance with the terms hereof (the “Option Antibody”) and that Seller is not prohibited or otherwise restricted from assigning or transferring to Buyer in accordance with the terms hereof (the “Option”). If Buyer desires to exercise the Option, then Buyer shall notify Seller in writing prior to the expiration of such three (3) year period and Seller shall provide to Buyer a list of all available antibodies that meet the criteria set forth above (the “Available List”), if any, together with details of any applicable Third Party Obligations and Optioned Antibody Patent Costs (as each term is defined in Section 5.2) within [***] ([***]) days after the date of such notice. For the avoidance of doubt, Seller shall have no obligation whatsoever to develop or otherwise acquire any additional antibodies or cause any antibodies to meet the conditions set forth above.

5.2 Exercise. Buyer shall have the right during the [***] ([***]) day period after delivery of the Available List to select one antibody from the Available List (if any are so listed). Upon Buyer selecting the Option Antibody from the Available List, and subject to and contingent upon Buyer assuming any obligations or restrictions related in any manner to such Antibody (including assuming any ongoing payment (including royalty) and indemnification obligations and further development work and with respect to maintaining patent and other Intellectual Property rights covering or related to such Antibody, collectively “Third Party Obligations”), Seller shall, at Buyer’s sole cost and expense, assign to Buyer (and execute all documents reasonably necessary for such assignment) all Seller’s right, title and interest to such Option Antibody (including patent and other Intellectual Property rights covering such antibody that are owned by Seller). Buyer shall promptly reimburse Seller for, or, at Seller’s request, advance to Seller, [***] (the “[***]”). If in connection with the exercise of the Option, Buyer reasonably requests that Seller conduct additional studies, then the Parties shall agree on the scope and terms of the studies and Buyer shall pay Seller its direct costs to conduct such studies.

ARTICLE VI

INDEMNIFICATION

6.1 Survival of Representations, Warranties and Covenants. All (a) representations and warranties contained in this Agreement other than Section 2.5 shall survive the Closing for a period from the Closing to the nine month anniversary of the Closing and shall thereafter expire, and Section 2.5 shall survive the Closing for a period from the Closing to the [***] ([***]) year anniversary of the Closing and shall thereafter expire, (b) covenants and agreements contained in this Agreement that contemplate performance thereof at or prior to the Closing shall expire at the Closing and (c) covenants and agreements contained in this Agreement that by their terms apply or are to be performed after the Closing shall survive the Closing for the period in which they are to be performed (each a “Survival Period”). Except as provided herein, no claim for indemnification for a breach of a covenant, agreement, representation or warranty may be made under this ARTICLE VI after the expiration of the applicable Survival Period.

6.2 Indemnification by Seller. Seller shall indemnify Buyer in respect of, and hold Buyer harmless against, any and all Damages incurred or suffered by Buyer or any Affiliate thereof resulting from, or relating to (a) any breach of any representation, warranty, or covenant of Seller contained in this Agreement, or (b) any third party claims resulting from the research and development of the Subject Antibodies conducted by Seller before the Effective Date.

6.3 Limitation on Indemnification by Seller.

(a) Notwithstanding anything to the contrary, the aggregate amount of all Damages for which Seller is required, after giving effect to the applicable limitations set forth in this ARTICLE VI, to provide indemnification under Section 6.2 (“Seller Indemnifiable Losses”), shall not exceed $[***]; provided, however, that the aggregate amount of all Damages for which Seller is required, after giving effect to the applicable limitations set forth in this ARTICLE VI, to provide indemnification under Section 6.2 based on: (i) any willful and intentional breach of any covenant shall be $[***] and (ii) (A) any breach of Section 2.5(a) or (B) any actual, intentional fraud, shall be the aggregate amount paid by Buyer under this Agreement (inclusive of the payment made in Section 1.2(a) and the value of the shares issued under Section 1.2(b)).

(b) Seller may satisfy any Seller Indemnifiable Losses by either, in Seller’s sole discretion, payment of cash, return of shares of Buyer’s common stock or any combination thereof. In the event that Seller elects to satisfy any Seller Indemnifiable Losses, in whole or in part, through the return of shares of Buyer’s common stock, such shares shall be valued for such purposes at the greater of the (i) the implied price per share used by the Parties to calculate the number of shares issued pursuant to the Stock Issuance Agreement or (ii) the then current fair market value of a share of Buyer’s common stock.

6.4 Indemnification by Buyer. In addition to the indemnity obligation provided in Section 1.5(a) of this Agreement, Buyer shall indemnify Seller in respect of, and hold it harmless against, any and all Damages incurred or suffered by Seller resulting from, or relating to:

(a) any breach of any representation, warranty, or covenant of Buyer contained in this Agreement;

(b) the activities or actions conducted by or on behalf of Seller on behalf of Buyer under this Agreement after the Effective Date; or

(c) Buyer’s (or any of Buyer’s direct or indirect Affiliates, licensees, sublicensees, transferees, acquirers, assignees, successors, customers, suppliers, service providers, other business partners or other parties acting directly or indirectly on behalf of, for or through Buyer (with Buyer, “Buyer Parties”) ownership, use, development, manufacturing, marketing, promotion, commercialization or other exploitation of or relating to the Acquired Assets, any part thereof or any product or service that any Buyer Party may use, develop, manufacture, market, promote, commercialize or otherwise exploit based upon, utilizing or incorporating in any manner, in whole or in part, any Acquired Assets, in each case after the Effective Date.

6.5 Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within twenty (20) days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the

Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party may not assume control of the defense of Third Party Action for such portion of such Third Party Action involving criminal liability of an Indemnified Party or in which equitable relief is sought against the Indemnified Party that, if granted, would materially and adversely affect the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.5. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability. In the event that the Indemnified Party fails to provide its consent to a firm settlement offer, the maximum liability of the Indemnifying Party shall not exceed the amount of such firm settlement offer. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In the event that any Indemnified Party desires to seek indemnification under this ARTICLE VI, the Indemnified Party shall give prompt written notice to the Indemnifying Party, which written notice shall include a general summary of the basis for such claim and the amount, to the extent known, of the claim; provided, however, any failure on the part of the Indemnified Party to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party, or any of the rights of any Indemnified Party, under this ARTICLE VI (except to the extent such failure prejudices the Indemnifying Party). Upon receipt of the written notice from the Indemnified Party of a claim, the Indemnifying Party shall have thirty (30) days in which to investigate the claim and the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the applicable claim, and whether and to what extent any amount is payable in respect of such claim. If the Indemnifying Party disputes the claim for indemnification or any portion thereof, the Indemnifying Party shall notify the Indemnified Party in writing within such thirty (30) day period, whereupon the Indemnified Party and the Indemnifying Party shall promptly meet and attempt in good faith to resolve their differences with respect to such claim or any portion of such claim for indemnification. If the dispute has not been resolved within thirty (30) days after the Indemnifying Party’s notice of such dispute, either the Indemnifying Party or the Indemnified Party may proceed with pursuing the remedies provided herein to resolve such dispute. In the event no written notice disputing or objecting to such claim or any portion of such claim for indemnification is delivered by the Indemnifying Party prior to the expiration of the thirty (30) days in which the Indemnifying Party may dispute such claim for indemnification, the claim(s) stated by the Indemnified Party shall be conclusively deemed to be rejected by the Indemnifying Party.

6.6 General Provisions and Limitations.

(a) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Damages.

(b) In no event shall any Indemnifying Party be liable to any Indemnified Party under this ARTICLE VI for any punitive damages relating to the breach or alleged breach of this Agreement.

(c) Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to reimbursement under any provision of this Agreement for, and any claims for Damages shall be reduced by, any amount to the extent such Indemnified Party has previously been reimbursed for such amount under any other provision of this Agreement, from insurance proceeds or from any other source including any claim, recovery, settlement, or payment from any other Person.

(d) No amounts shall be payable with respect to any Damages until such Damages have been actually paid, sustained or incurred by the Indemnified Party, as applicable, or determined by a final, nonappealable order, judgment or decree of any court of competent jurisdiction.

6.7 Exclusive Remedy. The remedies provided for in this Agreement shall be the sole and exclusive remedies of the parties, and their respective Affiliates, representatives, successors and assigns with respect to any and all claims arising out of or relating to this Agreement, the negotiation and execution of this Agreement and the performance by all parties of this Agreement, and no other remedy, other than pursuant to the specific terms of this Agreement shall be had pursuant to any contract, misrepresentation, strict liability or tort theory or otherwise by any Party, with respect to itself, its Affiliates, representatives, successors and assigns, all such remedies being hereby expressly waived to the fullest extent permitted under applicable law; provided, that, the foregoing does not (a) waive or affect any claims for actual, intentional fraud, or (b) waive or affect any equitable remedies to which a Party may be entitled. In addition to the foregoing, the amount of indemnification obligations of the Indemnifying Party set forth in this ARTICLE VI shall be the maximum amount of indemnification obligations arising in connection with this Agreement, and no Indemnified Party shall be entitled to a rescission of this Agreement or any further indemnification rights or claims of any nature whatsoever, all of which are hereby expressly waived by each Party, with respect to itself, its Affiliates, representatives, successors and assigns, to the fullest extent permitted under applicable law.

ARTICLE VII

CONFIDENTIALITY

7.1 Confidentiality. Other than as consented to by the disclosing Party or otherwise provided herein, for a period of seven (7) years from the Effective Date of this Agreement or the date of disclosure of any Confidential Information, whichever is later (or, for any Confidential Information that is a trade secret which is identified as such to the receiving Party, for as long as the owning Party continues to treat such Confidential Information as a trade secret), the receiving Party shall maintain in confidence all Confidential Information of the disclosing Party, and shall not use, grant the use of or disclose to any Third Party the Confidential Information. The receiving Party shall notify the disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Confidential Information. Without limiting the foregoing, other than as pursuant to Buyer’s prior consent, which shall not be unreasonably withheld, conditioned or delayed, Seller shall not publish or publicly disclose any of the data or results that are contained within the Acquired Assets. Notwithstanding anything to the contrary in this Section 7.1, the receiving Party may disclose the disclosing Party’s Confidential Information to its Affiliates, employees, subcontractors, consultants, agents or representatives (collectively, “Representatives”) on a need-to-know basis for the purpose of fulfilling the receiving Party’s obligations or exercise of its rights under this Agreement; provided, however, that (a) any such Representatives are bound by written obligations of confidentiality at least as restrictive as those set forth in this Agreement, and (b) the receiving Party remains liable for the compliance of such Representatives with such obligations.

7.2 Disclosure of this Agreement. Without the prior written consent of the other Party, no Party may disclose this Agreement or the terms of this Agreement to any Third Party other than to its current or prospective Representatives, officers, directors, board observers, equityholders, investors, underwriters, advisors, financing sources, acquirers and strategic partners.

7.3 Exceptions. The confidentiality and use obligations contained in Section 7.1 and Section 7.2 shall not apply to the extent that such disclosure is reasonably necessary for the receiving Party to: (a) enforce any rights of the receiving Party under this Agreement or any other agreement with the disclosing Party, (b) comply with the terms of this Agreement, including if the receiving Party is the Seller, without respect to disclosures to any Affiliates or subcontractors Seller utilizes to perform the covenants in ARTICLE IV; (c) comply with an applicable law, rule or regulation of a Governmental Entity or order of a court of competent jurisdiction, or respond to a subpoena, request for production of documents or other lawful court process; (d) prosecute or defend litigation, arbitration or other proceedings; or (e) make disclosures to its Representatives in compliance with Section 7.1.

7.4 Press Release. Except otherwise agreed in advance by both Parties, neither Party shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement without the prior written consent of the other Party (whether such other Party is named in such publicity, news release or other public announcement or not), which consent shall not be unreasonably withheld, conditioned or delayed, except where such publicity, news release or other public announcement is required by law in which case the Party issuing the same still be required to consult with the other Party prior to its release to allow the other Party to comment thereon and, after its release, shall provide the other Party with a copy thereof.

ARTICLE VIII

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Acquired Assets” means the Subject Antibodies and Subject Intellectual Property.

“Affiliate” means any corporation, company, partnership, joint venture and/or firm that controls, is controlled by, or is under common control with a Party. For purposes of this definition, “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Competing Product” means [***].

“Confidential Information” means any non-public and proprietary data or information disclosed by a Party to the other Party pursuant to this Agreement, including during the course of the Studies, that (a) if in tangible form, is labeled in writing as “proprietary” or “confidential” (or similar reference); (b) if in oral or visual form, is identified as proprietary or confidential or for internal use only at the time of disclosure or within thirty (30) days thereafter; or (c) is commonly regarded as confidential or proprietary in the life sciences industry other than data or information that (i) was already publicly known as of the Effective Date; (ii) becomes publicly known after the Effective Date through no act on the part of the receiving Party or its Affiliates; or (iii) is obtained by the receiving Party or its Affiliates from any Third Party without an obligation of confidentiality to the disclosing Party. For clarity, Buyer’s Confidential Information comprises the Acquired Assets and the data and information generated from the Studies but does not include any data or information for which Seller or its Affiliates develop after the Effective Date without the use or application of the Acquired Assets or outside of the Studies. Seller’s Confidential Information shall be limited to Seller’s platform technology for generating antibodies.

“Controlling Party” means the Party controlling the defense of any Third Party Action.

“Damages” means any and all, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in permitted settlement, interest, court costs, costs of investigators, reasonable and documented fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable and documented expenses of litigation).

“Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.

“Governmental Entity” shall mean any local, state, federal or foreign court, arbitrational tribunal, administrative agency or commission, or other governmental or regulatory authority or agency.

“Indemnified Party” means the Party entitled, or seeking to assert rights, to indemnification under ARTICLE VI of this Agreement.

“Indemnifying Party” means the Party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” means any and all of the following, throughout the world, and all rights arising out of or associated therewith: (a) all patents and applications therefore and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part therefore; (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know how, technology, technical data, customer lists and all documentation relating to any of the foregoing; (c) all formulae, and all processes and methods of manufacture (whether patentable or not); (d) all copyrights, copyright registrations and applications therefor, and all derivative works thereof; (e) all rights in internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark registrations and applications therefore; (f) all software; (g) all rights in databases and data collections; and (h) all moral and economic rights of authors and inventors, however designated.

“Inventor Agreement” means that certain Intellectual Property Assignment and Transfer Agreement, dated as of March 7, 2021, by and among the Seller and certain other parties thereto.

“Knowledge” means the actual knowledge of[***] , [***] and [***] after due inquiry.

“Non-controlling Party” means the Party not controlling the defense of any Third Party Action. “Parties” means Buyer and Seller.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including without limitation, a government or political subdivision, department or agency of a government.

“Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (“Liens”), other than (a) mechanic’s, materialmen’s, landlord’s and similar Liens, (b) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (c) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (d) Liens for taxes not yet due and payable, (e) Liens for taxes which are being contested in good faith and by appropriate proceedings and (f) Liens arising by action of Buyer (Liens in (a)-(f) are collectively referred to as “Permitted Liens”).

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller’s Background IP” means (a) any and all Intellectual Property and improvements thereof that are owned by or licensed to Seller prior to the date of commencement of the Studies (but expressly excluding the Acquired Assets) and (b) any and all Intellectual Property and improvements thereof that are conceived, reduced to practice or otherwise made as a result or in connection with the Studies without the use of or reference to the Subject Antibodies.

“Subject Antibodies” means the antibodies that are identified on Exhibit A, including the variable regions or complementarity determining regions of the antibodies identified on Exhibit A.

“Subject Intellectual Property” means the Intellectual Property that is identified on Exhibit A, including the Subject Patent Rights, Subject Trademarks, and Subject Know-How.

“Subject Know-How” means solely the data and information which is necessary or useful for the development and manufacture of the Subject Antibodies as described on Exhibit A.

“Subject Patent Rights” means the patent rights listed on Exhibit A, together with all U.S. and foreign patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations) that claim priority (or common priority) thereto, and all patents issuing from the foregoing.

“Subject Trademarks” means the trademarks listed on Exhibit A.

“Third Party” means any Person other than Buyer, Seller or any of their respective Affiliates.

“Third Party Action” means any suit or proceeding by a Third Party for which indemnification may be sought by a Party under ARTICLE VI.

“[***]Agreement” means that Assignment to the Inventor from the [***], dated as of [***], by and among the [***], its successors and assigns (collectively, “[***]”), and certain other parties thereto.

ARTICLE IX

MISCELLANEOUS

9.1 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that [***] is an express third party beneficiary of Section 1.5.

9.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof.

9.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement and the rights and duties hereunder may not be assigned by either Party without the prior written consent of the other, which consent will not be unreasonably withheld. Notwithstanding the foregoing, either Party may assign this Agreement without the consent of the other Party to (i) an Affiliate; (ii) a successor-in-interest in the event of a merger or consolidation; or (iii) a purchaser of a majority of the assigning Party’s stock or substantially all of assigning Party’s assets or business relating to this Agreement; provided that such successor-in-interest or assignee agrees to assume all of the assigning Party’s obligations under this Agreement. The assigning Party shall remain primarily liable for its obligations hereunder notwithstanding any assignment permitted hereunder.

9.4 Governing Law. This Agreement is governed by, and all disputes arising under or in connection with this Agreement shall be resolved in accordance with the laws of the State of California (to the exclusion of its conflict of laws rules).

9.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed either electronically or via PDF and delivered via e-mail and upon such delivery the electronic or PDF signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

9.6 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Seller:

Emerge Life Sciences, Pte. Ltd.

8 Eu Tong Sen Street

#14-94 The Central

Singapore 059818

Attn: [***]

Email: [***]and [***]

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, CA 92130

Attention: James Krenn

Email: jkrenn@mofo.com

If to Buyer:

Erasca, Inc.

10835 Road to the Cure

Suite 140

San Diego, California 92121

Attn: Legal Department

Email: legal@erasca.com

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.10 Expenses. Each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.11 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

9.12 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

(b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any reference herein to “including” shall be interpreted as “including without limitation”.

(d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement effective as of the Effective Date.

ERASCA, INC.

By:	/s/ Jonathan E. Lim
Name: Jonathan E. Lim
Title: Chairman and Chief Executive Officer

EMERGE LIFE SCIENCES, PTE. LTD.

By:	/s/ Mahesh Pratapneni
Name: Mahesh Pratapneni
Title: Managing Partner

Exhibit A

ACQUIRED ASSETS

[***]

Exhibit B

STOCK ISSUANCE AGREEMENT

[See attached.]

[***]

Exhibit C

STUDIES

[***]

Execution Version

Exhibit D

ADDITIONAL TERMS APPLICABLE TO THE STUDIES

[***]